Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201460

Amendment No. 1 to

Prospectus Supplement No. 1

to Prospectus dated February 11, 2015

Cachet Financial Solutions, Inc.

20,682,458 Shares

Common Stock

This prospectus supplement amendment No. 1 amends our prospectus supplement No. 1 dated March 5, 2015 and the prospectus dated February 11, 2015 (collectively, the “prospectus”), relating to the resale of up to 20,682,458 outstanding shares of common stock of Cachet Financial Solutions, Inc. (the “Company”).  These shares include 11,106,743 shares of common stock underlying convertible debt and warrants issued to three accredited investors in private placement offerings (the Initial Private Placements), and 9,575,715 shares of common stock underlying convertible preferred stock and warrants issued and sold to 28 accredited investors in a private placement offering (the Subsequent Private Placement and, together with the Initial Private Placements, the Private Placements).

This prospectus supplement amendment No. 1 amends the section of our prospectus entitled “Certain Beneficial Owners and Management” and includes our Current Reports on Form 8-K filings set forth below:

•                  Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission on February 12, 2015, February 18, 2015 and March 5, 2015.

This prospectus supplement amendment No. 1 to prospectus supplement No. 1 is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement amendment No. 1 should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement amendment No. 1. This prospectus supplement amendment No. 1 is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement amendment No. 1 updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment.  See “Risk Factors” beginning on page 11 of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 9, 2015

This prospectus supplement amendment No. 1 amends the section of our prospectus entitled “Certain Beneficial Owners and Management” as follows:

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on February 27, 2015, we had outstanding 21,995,192 shares of common stock.  Each share of common stock is currently entitled to one vote on all matters put to a vote of our shareholders.  The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of February 27, 2015, by:

•                      each person known by us to be the beneficial owner of more than five percent of our outstanding common stock;

•                      each of our current directors;

•                      each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above; and

•                      all our current executive officers and directors as a group.

Shares beneficially owned and percentage ownership is based on 21,995,192 shares of common stock outstanding as of February 27, 2015.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares.  In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.  Unless otherwise indicated, the address of each of the following persons is 18671 Lake Drive East, Southwest Tech Center A, Minneapolis, MN 55317, and, based upon information available or furnished to us, each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Shares Beneficially Owned (1)	Percentage Beneficially Owned
Jeffrey C. Mack (2)	612,208	2.7%
Christopher F. Ebbert (3)	329,168	1.5%
Lawrence C. Blaney (4)	210,366	*
Darin McAreavey (5)	122,667	*
Bruce Whitmore (6)	58,333	*
Brian Anderson (6)(7)	60,000	*
James L. Davis (8)	6,094,745	24.7%
Michael J. Hanson (9)	6,900,107	27.7%
Rod Jardine (6)	40,000	*
Terril H. Peterson (10)	486,094	2.2%
Jack B. Petersen (11)	1,486,424	6.6%
Trooien Capital, LLC (12)	5,384,942	21.9%
Michaelson Capital Special Finance Fund, L.P. (13)	1,238,375	5.5%
JMR Capital Limited (14)	1,110,773	4.9%
FLMM Limited (15)	2,298,940	9.9%
Tiburon Opportunity Fund LP (16)	1,113,179	4.9%
All current directors and officers as a group (17)	14,367,594	50.0%

* less than one percent

(1)

The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

(2)	Includes 535,000 common shares purchasable upon the exercise of outstanding options.
(3)

Represents 201,250 common shares purchasable upon the exercise of outstanding options and 2,918 shares purchased pursuant to the Company’s Associate Stock Purchase Plan, which remains subject to shareholder approval.

(4)

Represents 207,500 shares issuable upon the exercise of outstanding options and 2,866 shares purchased pursuant to the Company’s Associate Stock Purchase Plan, which remains subject to shareholder approval.

(5)	Includes 121,667 common shares purchasable upon the exercise of outstanding options.
(6)	Represents common shares purchasable upon the exercise of outstanding options.
(7)	Mr. Anderson resigned as our Chief Financial Officer and Executive Vice President effective as of March 19, 2014.
(8)

Includes 80,000 common shares purchasable upon the exercise of options, 2,562,265 common shares purchasable upon exercise of outstanding warrants, 125,975 common shares owned by Mr. Davis’ self-directed retirement account plan, as well as 27,060 common shares held by Mr. Davis’ wife (either personally or through her individual retirement account), beneficial ownership of which Mr. Davis disclaims.

(9)	Includes 80,000 common shares purchasable upon the exercise of outstanding options and 2,861,848 common shares purchasable upon exercise of outstanding warrants.
(10)	Includes 486,094 shares of common stock owned which are held indirectly through Pinnacle Investments, LLC. Mr. Peterson resigned from our Board of Directors on January 21, 2015.
(11)	Includes 62,500 shares held in a retirement account and warrants for the purchase of 362,825 common shares.
(12)

Includes 2,608,477 common shares purchasable upon exercise of outstanding warrants. Jerry Trooien, the managing member of Trooien Capital, LLC, has the power to vote or dispose of the securities held of record by the entity and may be deemed to beneficially own those securities.

(13)	Includes 571,708 common shares purchasable upon exercise of outstanding warrants.
(14)	Includes 264,789 common shares purchasable upon exercise of outstanding warrants. Does not include 368,544 common shares otherwise purchasable upon exercise of outstanding warrants held by the JMR Capital Limited due to the Beneficial Ownership Limitation discussed above in “Selling Shareholders.”
(15)

Includes 1,017,221 common shares purchasable upon exercise of outstanding warrants. Does not include 50,895  common shares otherwise purchasable upon exercise of outstanding warrants held by the FLMM Limited due to the Beneficial Ownership Limitation discussed above in “Selling Shareholders.”

(16)

Includes 312,995 common shares purchasable upon exercise of outstanding warrants. Does not include 307,298  common shares otherwise purchasable upon exercise of outstanding warrants held by the Tiburon Opportunity Fund LP due to the Beneficial Ownership Limitation discussed above in “Selling Shareholders.”

(17)	Includes Messrs. Mack, Ebbert, Blaney, McAreavey, Whitmore, Davis, Hanson and Jardine. Also includes securities held by Mr. Davis’ wife, as described in note (7) above.

Index of Form 8-K Filings

The Form 8-K’s listed below are filed as a part of this prospectus supplement amendment No. 1.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2015.

Appendix 2	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2015.

Appendix 3	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2015.

Appendix 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  February 12, 2015

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317
(Address of principal executive offices) (Zip Code)

(952) 698-6980
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                                                                                                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on a Form 8-K filed on January 21, 2015, Terril H. Peterson has resigned from the Board of Directors (the “Board”) of Cachet Financial Solutions, Inc. (the “Company”). On February 12, 2015, the Company’s Board, acting pursuant to Section 3.9 of the Company’s Bylaws, elected Rod Jardine as the newest member of the Board.

In connection with his election, the Board approved the issuance to Mr. Jardine of options to purchase 120,000 shares of the Company’s common stock, at an exercise price equal to $1.00 per share, outside of the Company’s 2014 Equity Incentive Plan.  These options vest one-third on the date of grant and one-third on the first two anniversaries of the grant date, and have a 5 year term from the grant date.

There are no familial relationships between Mr. Jardine and any other director or executive officer of the Company. There are no transactions in which Mr. Jardine has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of our directors is elected to serve until his or her successor is elected or he or she is removed or resigns from office.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:
(REGISTRANT)

By:	/s/ Jeffrey C. Mack
JEFFREY C. MACK
Chief Executive Officer

Dated:	February 12, 2015

3

Appendix 2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  February 16, 2015

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Addendum to Financing Commitment Letter

On February 16, 2015, Cachet Financial Solutions, Inc. entered into an addendum to the financing commitment letter dated as of July 30, 2014 with our directors James L. Davis and Michael J. Hanson, under which addendum Messrs. Davis and Hanson agreed to extend from January 31, 2015 to January 31, 2016 the maturity date for the repayment of principal advanced under the commitment letter ($450,000), plus interest.  Under the addendum, interest will continue to accrue from the date of advance at the rate of 10% per annum.

Item 9.01.   Financial Statements and Exhibits.

(d)                     Exhibits.

Exhibit No.	Description

10	Addendum #1 to Commitment Letter with James L. Davis and Michael J. Hanson, dated February 16, 2015 (filed herewith).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.: (REGISTRANT)

By:	/s/ Darin P. McAreavey
DARIN P. MCAREAVEY Executive Vice President and Chief Financial Officer

Dated: February 18, 2015

3

Exhibit 10

Addendum #1 to Commitment Letter

Addendum Effective Date:  February 16, 2015

WHEREAS, Cachet Financial Solutions, Inc. (“Borrower”) and Jim Davis and Mike Hanson (“Lenders”) (collectively “Parties”) entered into a Commitment Letter, effective July 30th, 2014 (the “Agreement”); and

WHEREAS, the Parties desire to extend the date for which any outstanding balance due under the agreement from 1/31/15 to 1/31/16;

NOW THEREFORE, for valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.                                      Section 4

The Parties agree that Section 4 of the Agreement shall be amended in its entirety to state as follows: “The Parties agree that the outstanding balance as of 12/31/14 shall bear simple interest at a rate of 10% beginning from the date of advance.  The Parties agree that the $450,000 outstanding in principal amounts under this agreement, together with interest, shall become due on 1/31/16.”

2.                                      Pre-Established Terms

All terms and conditions of the Agreement shall remain in full force and effect and apply to this Addendum, unless specifically modified herein.

In Witness Whereof, this Amendment to the Commitment Letter has been duly executed as of the Addendum Effective Date written above.

Borrower:		Lender

Cachet Financial Solutions, Inc.		James Davis

By:	/s/ Jeffrey Mack	By:	/s/ James Davis
Its:	Chief Executive Officer
Lender

Michael Hanson

		By:	/s/ Michael Hanson

Appendix 3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  February 27, 2015

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East
Southwest Tech Center A
Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                        Results Of Operations and Financial  Conditions.

On March 5, 2015, we publicly announced results of operations for the fourth quarter and year end of 2014. For further information, please refer to the press release attached hereto as Exhibit 99, which is incorporated by reference herein.

Item 8.01.                                        Other Events.

On February 27, 2015, the Company exercised its right to automatically convert all of its issued and outstanding Series A and Series B Convertible Preferred Stock, plus accrued but unpaid dividends, into an aggregate of 5,060,695 shares of the Company’s common stock at a conversion price of $1.15 per share, in accordance with the terms of its Certificates of Designation of Preferences, Rights and Limitations for each of the Series A and Series B Convertible Preferred Stock.

Item 9.01.                                        Financial Statements and Exhibits.

(d)Exhibits.

Exhibit	Description

99	Press release reporting results of operations for the fourth quarter and year-end of 2014, dated March 5, 2015.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:
(Registrant)

By:	/s/ Darin P. McAreavey
Darin P. McAreavey
Executive Vice President and
Chief Financial Officer

Dated:	March 5, 2015

3